Exhibit 23.7

CONSENT OF MAISTO E ASSOCIATI

We hereby consent to the reference to our firm under the caption “Validity of Debt Securities and Guarantees” contained in the Registration Statement on Form F-3 (including the prospectus contained therein) filed with the U.S. Securities and Exchange Commission by Telecom Italia Capital and Telecom Italia S.p.A. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/S/    RICCARDO MICHELUTTI

(Riccardo Michelutti)

MAISTO E ASSOCIATI

Milan, August 9, 2005